Exhibit 10.13

Sichuan Time Share Advertising & Communication Co., Ltd.

Chengdu Zhengyang Advertising Co., Ltd.

And

Min Yang, Fengying Wu, Zhixun Dai

Employees and Business Transfer Agreement

May 8, 2007

This Employees and Business Transfer Agreement (hereinafter “Agreement” ) is entered into among the following parties on May 8, 2007:

Transfer : Chengdu Zhengyang Advertising Co., Ltd. (hereinafter “Party A”)

Address : Room 3-19-9 Changfu Garden, 2 Shangnan Street, Chengdu

Legal Representative: Fengying Wu

Transferee : Sichuan Time Share Advertising & Communication Co., Ltd. (hereinafter “Party B”)

Address: Guixi Industrial Park, High-Tech District, Chengdu

Legal Representative: Jilun He

Shareholders (collectively hereinafter “Party C”) :

Min Yang

ID Number : 510102196110100690

Address: Room 402, 18 Dongyu Heyan Street, Qingyang District, Chengdu

Fengying Wu

ID Number : 511121631209038

Address: Group 8, Star Village Zhongxiang Town Renshou County Sichuan

Province

Shixun Dai

ID Number : 511121196408200379

Address: Group 8, Star Village Zhongxiang Town Renshou County Sichuan

Province

Hereinafter, Party A, B and C shall be individually referred to as “A Party”, and collectively as “All Parties”, Party B and Party C shall be collectively referred to as “ Both Parties”.

WHEREAS:

1.	Party A is a company of limited liability incorporated in accordance with the PRC laws, with independent legal qualifications, engaging in the business of outdoor advertising distribution and commission.

2.	Party B is a company of limited liability incorporated in accordance with the PRC laws, with independent legal qualifications, engaging in the business of outdoor advertising distribution and commission.

3.	Party A agrees to transfer the business operated and the workforce it employed to Party B pursuant to this Agreement. Party B agrees to accept Party A’s business and workforce and pays a corresponding consideration in accordance with the Agreement.

4.	Party C are shareholders of Party A, in which, Fengying Wu, Min Yang and Shixun Dai each holds a 35%, 30% and 35% equity interest in Party A, respectively.

THEREFORE, based on the contractual undertakings and understandings of each parties, all Parties hereby agree as follows:

1.	Definitions

1.1.	Unless otherwise defined, the following definitions shall apply:

1.1.1.	Employees: The employees hired by Party A pursuant to related laws as of April 1, 2008.

1.1.2.	Transferred Business: The media resource business and advertising distribution business of Party A, including but not limited to all business listed in Annex 1 of the Agreement.

1.1.3.	Assets Transfer: The action of Party A transferring employees and advertising business to Party B, and the action of Party B accepting the transferred employees and advertising business.

1.1.4.	Consideration of Transfer: The payment made pursuant to Article 3 of the Agreement for the transfer of the employees and assets of Party A.

1.1.5.	Closing Date: The date when Party A transfers the transferred employees and advertising business to the transferee, which date is April 1, 2008 or any date that Both Parties agree to in writing.

1.1.6.	Interval Date: The date between the Effective Date and Closing Date.

1.1.7.	Working Day: Any date other than Saturday, Sunday, an official holiday of the PRC or any date that the authorized banks are temporally closed in the PRC.

1.1.8.	Execution Date: The date all parties sign the Agreement.

1.1.9.	Effective Date: The Execution Date of the Agreement.

1.1.10.	PRC: The People’s Republic of China, not including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.	The Transfer of Transferred Business

2.1.	Party A shall transfer the Transferred Business to Party B since the Closing Date.

2.2.	Since the Closing Date, Party A shall transfer the contracts in relation to the Transferred Business to Party B. For those contracts that are under performance, Party A shall obtain the consent of the counterpart parties and transfer the unfulfilled rights and obligations to Party B, and transfer the current active contracts pursuant to the following provisions:

2.2.1.	Unless otherwise provided, before the Closing Date, Party A shall complete the transfer of related contracts and agreements (except for those contracts or agreements which contain demanding terms that may cause losses from the transfer, and the failure of which do not affect the normal use and the acquisition of the proceeds of Party B). Otherwise, it shall be deemed defaulting, which means that Party B will be entitled to take back the first payment of RMB2.6 million. Party B shall not make the first payment to Party A until all related contracts and agreements are completely transferred, and the Agreement shall be continuously performed in accordance with original provisions.

2.2.2.	Both Parties agree and confirm that following April 30, 2007, Party B shall own the Transferred Business. Party A further agree and confirm that, Party B shall own all account payables of contracts, benefits and positive results under the current active contracts, which can be directly deducted from the first payment without Party A’s objections.

2.2.3.

Party A shall transfer the original copy and copies of written documents in relation to the Transferred Business, including but not limited to contracts, correspondences, licenses and accounting books, booking and other text, client information and original written consents of counterpart parties, to Party B; in the case that some original and copies of the aforesaid contracts and client information are not transferred, Party A shall provide supplementary materials within ten days after the Closing Date. Party A shall provide other documents related to the transferred advertising business to Party B upon reasonable request of Party B.

2.2.4.	Article 2.2, Article 2.2.1, and Article 2.2.2 shall apply to the supplementary contracts that Party A submits in accordance with Article 2.2.3 of the Agreement. Party A and Party C shall be responsible for any contract liabilities arising due to the delayed submission of current valid contracts.

2.2.5.	If the supplementary contracts of the transferred assets provided by Party A pursuant to Article 2.3.3 are still incomplete, Party A and Party C shall be responsible for the performance of the missed contracts and all legal responsibilities. However, the rights including but not limited to the business profit, positive results and accounts receivables shall be enjoyed by Party B, and Party B is entitled to ask Party A and Party C to bear the default responsibilities.

2.2.6.	Once the transfer of current contracts is completed, Both Parties shall check them against Annex 1 together, and sign the confirmation of the checklist of the Transferred Business.

3.	Consideration of Transfer and Payment

3.1.	Through negotiation, All Parties agree that the total cash consideration of the workforce and business transfer shall be made in five installments to Party A or Party C. Payment details are as follows:

3.1.1.	The first payment: Party B shall pay Party A or Party C RMB2.6 million within ten days after the execution of the Agreement.

3.1.2.	The second payment: Party B shall pay Party A RMB2.0 million before January 20, 2008.

3.1.3.

The third payment: Party A transfers the Transferred Business to Party B as agreed, and the following preconditions are completed (including but not limited to): the construction of the transferred assets (mainly outdoor advertising media) has been completed, and has been accepted after testing (the uninstalled advertising media on road to the airport shall be established and constructed by Party B, who is also be responsible for the expense and safety of the construction, while Party A shall be responsible for obtaining the establishment and construction procedures); If a contract to lease or operate an advertising media has a term less than five years starting from the Execution Date of this Agreement, Party A and Party C are obligated to expand it to five years and ensure that approvals will be obtained from governmental organizations (governmental approvals means approvals of governmental authorities allowing for the establishment and distribution of advertisements, the valid period of which shall be no less than one year) and transfer it to Party B; all governmental approvals and consent shall be obtained no later than the end of March 2008 in principle (approvals within the authority of the Management Committee of the Walk Street of Chunxi Road shall follow Party A’s contract with the Management Committee of the Walk Street of Chunxi Road and its approval of distributing advertisements), otherwise, Party B may refuse to pay the total consideration; Min Yang of Party C has entered into an employment contract with Party B; all necessary transfer procedures have been completed; Party B shall make the third payment to Party A or Party C before March 20, 2008. With the third installment being made, the total payment of the first three installment (including the first two installments) shall be RMB29 million. As of the end of March 2008, if Party A cannot obtain the establishment approval of the aforesaid advertising space as a result of governmental policies, (1) Party B shall make the payment as provided in the Agreement, if the advertising space can be used to distribute advertisements within the aforesaid period as provided in this provision above; (2) if the failure to obtain governmental approvals affects the display of advertisements within the aforesaid period or the advertising media cannot be built due to the incompletion of the approvals, the consideration of the advertising space without approvals shall be deducted from the total consideration of the third installment pro rata. The third installment that Party B needs to make shall be recalculated according to the following formula:

Accumulative consideration payable as of this installment =

RMB29million - (RMB37 million ×(the total area of advertising space without approvals÷ the total area of advertising space) )

3.1.4.	The fourth payment: Party B shall make the fourth payment of RMB4.0 million to Party A or Party C before May 10, 2008.

3.1.5.	The fifth payment: Party B shall pay Party A and Party C RMB4.0 million when over 70% of the outdoor media obtain approvals for the distribution of advertisements in 2008. (If the approvals for 2008 for more than 70% of the transferred media can be obtained in advance, Party B shall make a one-time payment within ten days when such approvals are obtained).

The total payment (five installment) shall be less than or equal to RMB37 million.

3.2.	If Party A is liquidated before the payment as provided in Article 3.1 has been completed, Party B shall make the outstanding payment to Party A /Party C pursuant to this Agreement and other related laws and regulations. In such cases, outstanding payment shall be made in installments according to Article 3.1. If party A’s responsibilities and obligations shall be transferred to Party C, Party B’s pleading right against Party A shall be valid against Party C. Party C shall make great efforts to help Party B to fulfill the payment conditions, otherwise, Party B could refuse to make payments.

3.3.	The proceeds of the Transferred Business, including but not limited to profit, positive results and account receivables shall be owned by Party A before April 1, 2008, and be owned by Party B after April 1, 2008. After April 1, 2008, all profit (profit=revenue generated from contracts-cost of media) generated from contracts under performance shall be allocated between Both Parties according to the following formula:

Revenue of Party A/Revenue of Party B=The number of performance days before April 1, 2008/ the number of Performance day after April 1, 2008

Based on this, advanced receipts overcharged by Party A shall be returned to Party B (deducted when the first payment is made). In the meantime, the overpaid rental fees and electricity fees shall be paid to Party A (when the first payment is made).

4.	The Operation of the Interval Period

4.1.	Party A shall fulfill its obligations under Article 2.2 and other matters related to other obligatory arrangements.

4.2.	Within one month prior to the Closing Date, Party A shall:

4.2.1.	Inform in written notice its major creditors and debtors of the asset transfer under this Agreement, and ask for written consent of creditors.

4.2.2.	Party A shall make announcement in newspapers with national influence of its asset transfer and ask other medium or small creditors and debtors to register and declare their claim and debt.

4.3.	During the Interval Period, without prior written consent of Party B, Party A shall not change or adjust its existing plans, policies, strategies, or compensations and benefits of its employees before the Executive Date. Party A and Party C shall not take any actions that adversely affects the Transferred Business, but shall maintain and add value to the business.

4.4.	During the Interval Period, if Party A intends to enter into a new contract with third parties as necessary for the operation of its business, and such contract is related to the Transferred Business, Party A shall inform Party B of such contract and ensure that the third party consents to transfer the rights and obligations under the contract to Party B after the Closing Date, and ensure the Party B become a party of such contract.

4.5.	During the Interval Period, Party B is entitled to review documents and records related to the Transferred Business on site without disturbing the normal operation of Party A. Party A shall grant reasonable cooperation.

4.6.	During the Interval Period, Party A shall make the following documents and records (hereinafter “documents and records transferred”) ready to be delivered on the Closing Date under the supervision and participation of Party B. Documents and records transferred include: business records, operation records, operating data, operating statistics, brochures, maintenance brochures, training brochures, financial accounts and records related to the Transferred Business and used and kept by Party A, and other related records, data, diaries, brochures or materials (be it in written form or saved in computers) or complete, accurate and true copies of the same.

5.	Transfer of Workforce

5.1.	Within ten days after the Closing Date, Party A shall transfer the employment contracts to Party B. After the completion of such transfer, the employees transferred to Party B shall release the original employment contracts, and sign new employment contracts and other related contracts based on the requirements of Party B.

5.2.	Party B shall reprocess the social insurance and related issues of the transferred employees based on the requirements of Party B.

5.3.	Party A warranties that its management shall enter two-year long employment contracts with Party B.

6.	Representations and Warranties of Party C

6.1.	Party C agrees to the related arrangement of the workforce and business transfer under this Agreement and warranties that: after the completion of the transfer of the workforce and business and matters provided under Article 4.2 of the Agreement, Party C shall pass a shareholder meeting resolution on the liquidation and cancellation pursuant to the articles of associations of Party A and related PRC laws and regulations.

6.2.	Within 30 days after the Effective Date, Min Yang shall enter into a four-year long employment contract with Party B, according to which Min Yang shall enjoy the same benefits and related incentive mechanisms as that of the general manager of business centers of Party B, and be subject to the management of Party B. During the performance of the employment contract or within four years after the completion or dismissal of the contract, unless permitted by Party B in writing, Party C shall not directly or indirectly invest in, operate, manage or be employed by any individuals or entities competing with the business (mainly advertising) of Party B.

6.3.	If Party A is liquidated and cancelled according to Article 6.1 before the full payment of the installment as provided in Article 3.1, Party C shall make efforts to help Party B to perform matters under Article 3.2 of the Agreement.

6.4.	Zhixun Dai and Fengying Wu of Party C shall exit the management team after the completion of the transfer of workforce and business, without entering into employment contracts. They warrant not to invest and participate in any business competing with that of Party B within four years.

7.	Representations and Warranties

7.1.1.	Party A has been duly incorporated and is validly existing as an enterprise legal person. Party A has obtained all the necessary authorizations and permits and has the authority and capability to execute and perform the Agreement and to complete the business and workforce transfer under this Agreement.

7.1.2.	The execution and performance of the Agreement will not result in (1) the violation of or conflict with any articles of association or other similar organizational documents; (2) violation of or conflict with any laws and regulations to which the assets transfer are subject or result in any material adverse issues due to the violation of such laws; or (3) a breach or conflict of guarantees, contracts, agreements, licenses, permit, concessions or other documents or arrangements which is binding to Party A, or liability of breach of contract under such documents.

7.1.3.	Party A undertakes to Party B that following the Execution Date, Party A shall not expand to new business areas unless otherwise provided in this Agreement.

7.1.4.	Following the Closing Date, Party A and its current or future affiliated companies, affiliated persons and employees shall not participate in any business relating to the transferred assets or competing with the business of Party B, including but not limited to the following actions:

(1) Participate directly or indirectly in any business that is the same as or similar to the transferred business;

(2) Facilitate or permit any third parties competing with Party B to operate or promote same or similar business;

(3) Interfere for Party B in establishing business relationship with Party A’s current clients, customers, employees or suppliers.

7.1.5.	Following the Closing Date, if Party A or its current or future affiliated companies, affiliated persons and employees participate in any business relating to the transferred assets, Party A shall ensure that such business will be terminated, or be transferred to Party B for free with the permission of Party B.

7.1.6.	Party A undertakes that its management team shall enter into two-year employment contracts with Party B unless otherwise provided in the Agreement.

7.1.7.	Party A and Party C shall not invest in areas competing with Party B.

7.1.8.	Party A has provided true and accurate copies of all documents in relation to the transferred assets and made related representations and warranties. Such documents, representations and warranties neither include any untrue statements of any material facts, nor misstatements resulting in the misunderstanding to materials facts. To Party A’s knowledge, there are no facts relating to and with probable material adverse effects on the transferred assets that have not been disclosed in the Agreement and its Annexes or disclosed in other written forms by Party A to Party B.

7.1.9.	Party A undertakes that the financial information it provided is true, accurate and complete in every respect.

7.1.10.	Party A has pending litigation, and it shall complete the liquidation and cancellation within three months after the closing of the litigation.

7.1.11.	Party A has been involved in litigations on the glass-curtain wall and northern elevation advertising space in Chunxi Shop of Chengdu Pacific Shopping Mall and the advertising space in Chunnan Mall, which shall be included in the Transferred Business provided in this Agreement. Party A shall not give up the right of operating and leasing in any means, including but not limited to reconciliation and mediation, in the aforesaid litigation. If Party A obtains the right to continue operating and leasing the aforesaid advertising space, it shall transfer the aforesaid operating and leasing right to Party B pursuant to the standard and means under this Agreement within ten days once such valid verdict is made. Party B will not pay additional fees or considerations to Party A or Party C for such transfer. If Party A does not obtain the right to continue operating and leasing the aforesaid advertising space, it shall not be bound to the obligation of transfer under this Agreement. For any disputes arising from the performance of the advertising distribution contract related to the aforesaid advertising space, Party A and Party C shall be legally liable.

7.1.12.	The cooperation contract Party A entered into with Chengdu Saijia

Hanglv Business Hotel Managing Co., Ltd. on April 29, 2006 cannot be transferred in time pursuant to Article 2.2.1. However, Party A shall ensure that the contract is performed in due course and any revenues generated from the contract are transferred to Party B, until the contract is completely transferred to Party B. Otherwise, Party B may make claims against Party A and Party C.

7.2.	Party B represents and warranties as follows:

7.2.1.	Party B has been duly incorporated and is validly existing in good standing as an enterprise legal person. Party B has obtained all the necessary authorizations and permits and has the authority and capability to execute and perform the Agreement.

7.2.2.	The execution and performance of the Agreement will not result in the violation of or conflict with (1) any articles of association or other similar organizational documents; (2) any laws, conditions or other orders to which Party B is bound; (3) or any contracts and documents to which Party B is a party.

7.2.3.	Party B legally owns its assets, which are sufficient to pay the consideration of the Agreement. Once executed, the Agreement shall be legally and effectively binding on Party B. Party B shall pay the Consideration of Transfer on time and pursuant to the Agreement.

7.3.	Undertakings and Warranties of All Parties

All undertakings provided in this Article are complete and true (and shall be valid even if the workforce and business transfer is completed).

7.3.1.	Each party undertakes and warrants to all other Parties that it will compensate all actual fees, expenses, losses or other liabilities incurred due to the violation of undertakings and warranties of this Agreement.

7.3.2.	Each undertaking is separate and independent, and shall not be restricted by any provisions of this Agreement.

7.3.3.	Each Party shall not be allowed to take any actions or make any omissions that make the undertakings materially misleading or inaccurate, unless as necessary for the performance of this Agreement.

7.3.4.	All Parties undertake that all representations, undertakings and warranties are true and accurate in every respects as of the Execution Date. Each Party shall immediately inform other parties of any inconsistency between current status and the representations, undertakings and warranties and any provisions of this Agreement, any matters constituting material default, and any misleading facts.

7.3.5.	Any warrants are made based on what each party knows and believes after proper and prudent due diligence.

7.3.6.	Party A and Party C further undertake to Party B that the business contracts listed in Annex 1 include all transferred business disclosed by Party A.

7.3.7.	The rights and compensation entitled to Party A and Party B against the other party’s inaccurate, untrue or unfulfilled undertakings shall not be affected by:

(1) the completion of the transfer of workforce or business by Party A to Party B; or

(2) any failure or delay in exercising any rights or claiming compensations.

8.	Confidentiality

8.1.	All Parties shall keep confidential the negotiation and execution process and the content of this Agreement, and shall not disclose them to any third parties unless otherwise required by laws, regulations and compulsory rules of related governmental organizations.

8.2.	Each Party shall keep the commercial secrets of other parties learned in the process of the negotiation, execution and performance of this Agreement strictly confidential, and not disclose to any third parties unless otherwise required by laws, regulations and compulsory rules of related governmental organizations.

8.3.	The obligation of confidentiality shall survive with the termination of the Agreement

9.	Defaulting Liability

9.1.	Unless otherwise provided by this Agreement, default behaviors under this Agreement shall include, but are not limited to, the following situations:

9.1.1.	The violation of any provision of this Agreement;

9.1.2.	Each Party violates any representations, undertakings and warranties made in this Agreement;

9.1.3.	Each Party violates other obligations of this Agreement.

9.2.	If default behaviors provided in Article 9.1 occur, the default party shall take defaulting liabilities and compensate the complying party for losses incurred as a result of default behaviors, including but not limited to all reasonable fee incurred for the execution and performance of this Agreement (including expenses of engaging agencies, etc.). If Party A defaults, Party A and Party C shall jointly shoulder the defaulting responsibility, and this Agreement shall be performed continuously without being terminated.

9.3.	If Party B intentionally postpones the payment of any consideration, it shall take the defaulting liability and pay the late fee at a rate of 0.03% (of the total consideration) per day.

10.	Effectiveness

10.1.	This Agreement shall be effective as of its execution by each party.

11.	Applicable Laws

11.1.	The formation, validity, interpretation and performance of the Agreement and the resolution of the disputes under this Agreement shall be subject to PRC laws.

12.	Settlement of Disputes

12.1.	Any disputes arising from or related to the Agreement, including but not limited to the formation, effectiveness, performance, defaulting liabilities, rectification and termination of the Agreement, shall be resolved by all Parties through friendly negotiations. The dispute can be referred to the local court in the place where Party B is incorporated in the case that no resolution can be reached within 30 days. The complying party is entitled to ask the defaulting party to cover the litigation fees (including but not limited to counsel fees and travel charge) and other fees.

13.	General Provisions

13.1.	Notices. Any notices shall be sent by hand, fax or registered air mail to the following addresses of the Parties or such other addresses as may be notified in written. Notices shall be deemed to be duly served if by registered air mail, on the fifth day after being delivered; or if by hand delivery or by fax, on the next day. If by fax, the original notice shall be sent by hand delivery or by registered air mail right after the fax is sent.

Party A: Chengdu Zhengyang Advertising Co., Ltd.

Address: Room 1909, Building 3 Changfu Garden, 2 Shangnan Street, Chengdu

Party B: Sichuan Time Share Advertising & Communication Co., Ltd.

Address: Dayu Building, No. 312 Long Zhua Shu, Xiao Hong Men, Chaoyang District, Beijing

Party C:

Min Yang

Address: Room 931, Building 9 Great Wall Yuan, 69 Xiaonan Street, Chengdu

Fengying Wu

Address: Room 310, Building 3 Madao Apartment, 24 Xihuamen Street, Chengdu

Zhixun Dai

Address: Room 310, Building 3 Madao Apartment, 24 Xihuamen Street, Chengdu

13.2.	If any provisions or other statements are invalid, illegal or non-executable pursuant to laws and regulations, the other provisions or statements shall retain their validity, on the condition that such provisions do not have a material adverse effect on the legal and economic substance of the proposed transaction. Each Party shall revise the Agreement in a way to realize the original purpose of each Party to the extent possible and acceptable, through honest and friendly negotiations, so that the proposed transaction can be maximally achieved as originally planned.

13.3.	This Agreement is a complete document, and this Agreement and its Annexes constitute the entire agreement and understanding between both parties with respect to the subject matter hereof and supersedes and replaces all prior oral and written agreements and understandings, intents, and expressions between both parties with respect to the subject matter hereof.

13.4.	Unless otherwise provided by laws, the failure or delay in the performance of the rights, powers or privileges under this Agreement shall not constitute the waiver of such rights, powers or privileges; separate or partial exercise of such rights, powers or privileges shall not prevent the exercise of other rights.

13.5.	All parties shall pay any fees or tax incurred as a result of the transaction pursuant to PRC laws.

13.6.	Warranties under this Agreement shall continue to be completely valid after its completion and all provisions of the Agreement shall continue to be valid unless they have been performed.

13.7.	Any revisions or amendments to this Agreement are not allowed without prior written consent of all Parties.

13.8.	All section titles are only for purposes of convenience of reading and shall not affect the meaning and explanation of the content of the Agreement.

13.9.	Each Party shall take and execute or ensure to take or execute all further actions, behaviors, matters and documents as necessary to the execution of this Agreement, so that the expected transaction can be fully performed.

13.10.	All annexes of this Agreement shall form an integral part of this Agreement and have the same legal effect as this Agreement.

13.11.	This Agreement is executed in five original copies which have the same legal effect, with Party A and Party B hereto holding one original, respectively, and Party C holding three originals.

Execution page of the Workforce and Business Transfer Agreement entered on the date specified in the initial page among the following parties:

Party A ( Stamp ) : Chengdu Zhengyang Advertising Co., Ltd.

Legal Representative ( Signature ) : /s/ Fengying Wu

Party B ( Stamp ) : Sichuan Time Share Advertising & Communication Co., Ltd.

Authorized Representative ( Signature ) : /s/ Jilun He

Party C ( Signature ) :

Min Yang	/s/ Min Yang
Fengying Wu	/s/ Fengying Wu
Zhixun Dai	/s/ Zhixun Dai

Supplementary Agreement

This Supplementary Agreement (hereinafter “Agreement”) is entered into among the following parties on May 30, 2008 in Beijing:

Assignor: Chengdu Zhengyang Advertising Co., Ltd. (hereinafter “Party A”)

Legal representative: Fengying Wu

Assignee: Sichuan Time Share Advertising & Communication Co., Ltd. (hereinafter “Party B”)

Legal representative:

Min Yang, Fengying Wu, Zhixun Dai (hereinafter “Party C”)

ID Number: Min Yang

ID Number: Fengying Wu

ID Number: Zhixun Dai

Hereinafter, Parties A, B and C shall be individually referred to as “A Party” and collectively as “All Parties”.

All Parties to the Agreement have signed the Employees and Business Transfer Agreement (hereinafter “Original Agreement”) in Beijing on May 8, 2007. Based on the actual performance of the Original Agreement, all parties agree to this Agreement as final settlement .All parties hold no disputes over the performance of agreement.

1. All parties confirm that Party B has already paid a transfer fee of RMB 4.6 million according to the provision of the Original Agreement. Based on the actual performance of the agreement,

WHEREAS: (1)Party A fails to fully accomplish the previously agreed media area (2)Party A receives certain advertising revenues and pays leasing fees on behalf of Party B so that the net amount Party A should pay Party B is RMB 3.09689 million. Therefore, all parties agree that Party B shall deduct RMB 5.92 million from Party A when make settlements based on the Original Agreement. Party B shall pay RMB 26.48 million according to the provision of the Agreement to fulfill the payment obligation of the Original agreement.

1.1 Party B shall pay RMB 22.48 million within ten days after the execution of the Agreement.

1.2 Party B shall pay RMB 1.5 million within ten days after construction completion of the billboard located in 2nd and 6th Floor, Jingdu Plaza, No.43 A Lane Dake, Jinjiang District; Party B shall pay RMB 2.5 million within ten days after construction completion of the billboard located in the Office Building of Southeast Chemical Industry Research Institute. If the above media construction can’t be completed within six months, Party B shall not make any payment to fulfill all payment obligations.

2. Pending matters in the Agreement will be based upon the Original Agreement. If the Original Agreement excludes such pending matters, Party A and Party B may negotiate with each other and sign another supplementary agreement.

3. This Agreement has the same legal effect as the Original Agreement. If this Agreement is not consistent with the Original Agreement, regard this Agreement as evidence.

4. The Agreement shall become effective and binding upon all Parties on the date that authorized representatives of all Parties officially sign and stamp it.

5. This Agreement is executed in six (6) originals which have the same legal effect, with each party hereto holding two (2) original.

Party A (Stamp): Chengdu Zhengyang Advertising Co., Ltd.

Authorized representative (signature): /s/ Zhixun Dai

Date: May 30, 2008

Party B (Stamp): Sichuan Time Share Advertising & Communication Co., Ltd.

Authorized representative (signature): /s/ Jilun He

Date: May 30, 2008

Party C (Signature):

Min Yang	/s/ Min Yang
Fengying Wu	/s/ Fengying Wu
Zhixun Dai	/s/ Zhixun Dai

Date: May 30, 2008